Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Senti Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	Rule 457(c)	8,727,049(1)	$1.95(2)	$17,017,746(2)	0.0000927	$1,578

	Total Offering Amounts					$17,017,746	$1,578

	Total Fees Previously Paid						—

	Total Fee Offsets						—

	Net Fee Due						$1,578

(1) Includes 100,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Senti Biosciences, Inc. (the “Company”) previously issued by the Company to Chardan Capital Markets LLC (“Chardan”) and 8,627,049 shares of Common Stock that are available to be issued and sold by the Company to Chardan from time to time at the Company’s election pursuant to a ChEF Purchase Agreement, dated as of August 31, 2022, between the Company and Chardan, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Global Market on September 6, 2022.